Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 18, 2012 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Alkermes plc’s Annual Report on Form 10-K for the year ended March 31, 2012.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
October 26, 2012